EXHIBIT 2.2

INTEREST PURCHASE AGREEMENT

THIS INTEREST PURCHASE AGREEMENT (this “Agreement”), dated as of March 17, 2022 is entered into by and among TEACHER RETIREMENT SYSTEM OF TEXAS, a public pension fund and public entity of the State of Texas (“Seller”), CAMDEN PROPERTY TRUST, a Texas real estate investment trust, or an affiliate designated thereby (“Buyer”) and CAMDEN MULTIFAMILY VALUE ADD FUND GP LLC, a Delaware limited liability company (the “GP”).

WHEREAS, the GP, Seller and Buyer entered into that certain Second Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) dated as of December 23, 2014 of CAMDEN MULTIFAMILY CO-INVESTMENT FUND, L.P., a Delaware limited partnership (the “Company”), as amended by that certain Amendment to Second Amended and Restated Agreement of Limited Partnership dated November 9, 2018;

WHEREAS, pursuant to the Partnership Agreement, Seller holds a limited partnership interest in the Company (all Seller’s rights in respect of or related to such interest, including, without limitation, the Interest (as defined in the Partnership Agreement) and all Seller’s rights under and pursuant to the Partnership Agreement, the “Interest”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Interest, and the GP wishes to consent to and approve such purchase and sale, in each case subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing (as defined in Section 2), Seller shall sell, transfer and assign to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Interest. The GP hereby consents to and approves the purchase and sale of the Interest described herein. The aggregate purchase price for the Interest (the “Purchase Price”) as agreed upon by the parties is Six Hundred Eighteen Million Eight Hundred Forty-Nine Thousand Six Hundred Ninety-Four and 00/100 Dollars ($618,849,694.00) and is not subject to recalculation or adjustment hereunder. The purchase price has been calculated using a March 8, 2022 accounting cut-off date as illustrated in Exhibit A hereto. During the period commencing as of the Closing and ending on the first anniversary of the Closing Date, promptly following receipt of a written request from Seller, Buyer will provide Seller with reasonable back-up information relating to the calculation of the Purchase Price as set forth in Exhibit A for its corporate records.

2.Closing. Subject to the terms and conditions contained in this Agreement, the purchase and sale of the Interest contemplated hereby shall take place at a closing (the “Closing”) to be held on May 2, 2022 or on such earlier date as Buyer may designate in writing (the “Closing Date”) by exchange of executed documents via e-mail on the Closing Date. At the Closing, Seller shall deliver to Buyer an executed assignment in the form attached hereto as Exhibit B, pursuant to which Seller assigns the Interest, free and clear of all Encumbrances (as defined herein) to Buyer, and Buyer shall deliver to Seller the Purchase Price by wire transfer of immediately available funds to an account designated in writing by Seller to Buyer, which designation has been made to Buyer no later than three business days before the Closing. Upon the Closing, Seller shall no longer hold any interest in the Company and shall no longer have any rights, duties, obligations or liabilities under the Partnership Agreement or any side letters or other agreements relating thereto or in respect of the Interest in any respect.

3.Closing Conditions.

(a)The obligation of Seller to sell, transfer and assign the Interest to Buyer hereunder is subject to the satisfaction of the following conditions as of the Closing, any of which may be waived by Seller in writing:

(i)the representations and warranties of Buyer in Section 5 hereof shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date;

(ii)Buyer shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(iii)Seller shall have received a certificate in the form attached hereto as Exhibit C, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 3(a)(i) and (ii) have been satisfied.

(b)     The obligation of Buyer to purchase the Interest from Seller is subject to the satisfaction of the following conditions as of the Closing, any of which may be waived by Buyer in writing:

(i)    the representations and warranties of Seller in Section 4 shall be true and correct on and as of the Closing Date with the same effect as though made at and as of such date;

(ii)    Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date; and

(iii)    Buyer shall have received a certificate in the form attached hereto as Exhibit D, dated the Closing Date and signed by a duly authorized signatory of Seller, that each of the conditions set forth in Sections Section 3(b)(i) and (ii) have been satisfied.

4.     Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer as follows:

(a)     Seller is a public pension fund and public entity of the State of Texas.

(b)     Seller has all requisite power and authority to execute and deliver this Agreement, to carry out its obligations hereunder, and to consummate the transactions contemplated hereby. Seller has obtained all necessary approvals for the execution and delivery of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Seller and (assuming due authorization, execution and delivery by Buyer) constitutes Seller’s legal, valid and binding obligation, enforceable against Seller in accordance with its terms.

(c)    Seller has not transferred or assigned any portion of the limited partnership interest originally issued to Seller in the Company other than to Buyer. The Interest is owned by Seller, free and clear of all liens, pledges, security interests, charges, claims, encumbrances, agreements, options, voting trusts, proxies and other arrangements or restrictions of any kind (“Encumbrances”). The entire Interest is owned solely by Seller and, based solely on information provided by the General Partner, represents 68.7% of all interests in the Company. Upon consummation of the transactions contemplated by this Agreement, Seller shall deliver title to Buyer to the Interest, free and clear of all Encumbrances. For purposes hereof the parties agree and acknowledge that the following shall not constitute Encumbrances hereunder: (i) any lien pertaining to the sale, assignment, disposition or transfer of an Interest (including any required consent or approval option, right of first refusal or offer and other similar right) imposed by the Partnership Agreement (or any document expressly contemplated in the Partnership Agreement), (ii) any restrictions under federal and state securities law, (iii) any liens arising under the Partnership Agreement and (iv) any lien imposed by the Company, Buyer or the GP pursuant to this Agreement, the Partnership Agreement or any associated document or agreement.

(d)    The execution, delivery and performance by Seller of this Agreement do not conflict with, violate or result in the breach of, or create any Encumbrance on the Interest pursuant to, any agreement, instrument, order, judgment, decree, law or governmental regulation to which Seller is a party or is subject or by which the Interest is bound.

(e)    No governmental, administrative or other third party consents or approvals are required by or with respect to Seller in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(f)    There are no actions, suits, claims, investigations or other legal proceedings pending brought by or against Seller or, to the knowledge of Seller, threatened against or by Seller that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(g)    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller. For the avoidance of doubt, the payment of fees to real estate brokers who provided an analysis of the value of one or more properties held directly or indirectly by the Company shall not be considered a brokerage, finder’s or other fee or commission for purposes of the foregoing representation and warranty.

(h)    Seller (i) is not named on the List of Specially Designated Nationals and Blocked Persons maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”), the U.S. Department of the Treasury, and/or, to Seller’s Knowledge, on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) has not been convicted of or charged with a felony relating to money laundering or other similar or related illegal activity and (iii) to Seller’s Knowledge, is not under investigation by any Governmental Authority for money laundering or any other similar or related illegal activity.

5.     Representation and Warranties of Buyer and the GP. Buyer, with respect to Sections 5(a) through 5(i), and solely with respect to Section 5(j), the GP, hereby represent and warrant to Seller as follows:

(a)    Buyer is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Texas.

(b)    Buyer has all requisite power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder and the consummation by Buyer of the transactions contemplated hereby have been duly authorized by all requisite action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms.

(c)    Buyer is acquiring the Interest solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer acknowledges that the Interest is not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the Interest may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable.

(d)    No governmental, administrative or other third party consents or approvals are required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(e)    There are no actions, suits, claims, investigations or other legal proceedings pending brought by or against Buyer or, to the knowledge of Buyer, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(f)    No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer. For the avoidance of doubt, the payment of fees to real estate brokers who provided an analysis of the value of one or more properties held directly or indirectly by the Company shall not be considered a brokerage, finder’s or other fee or commission for purposes of the foregoing representation and warranty.

(g)    Neither Buyer nor any affiliate of Buyer (i) is named on the List of Specially Designated Nationals and Blocked Persons maintained by OFAC, the U.S. Department of the Treasury, and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, (ii) has been convicted of or charged with a felony relating to money laundering or other similar or related illegal activity or (iii) to Buyer’s knowledge, is under investigation by any Governmental Authority for money laundering or any other similar or related illegal activity. In addition, to Buyer’s knowledge, none of the cash or property that Buyer or any Related Person has paid, will pay or will contribute to Seller in connection with the transactions contemplated hereunder has been or shall be blocked or frozen by operation of law or otherwise derived from illegal activity.

(h)    Other than as expressly set forth herein, Buyer has not relied on any information provided or representations made by Seller in connection with this Agreement or the transactions contemplated hereby. Buyer was not formed or reformed for the purposes of acquiring the Interest. As of the Closing Date, Buyer will have sufficient funds available to consummate the transactions contemplated by this Agreement and to perform its obligations hereunder.

(i)    Immediately after giving effect to the transactions contemplated by this Agreement, Buyer will be able to pay its respective debts as they become due and will own property which has a fair saleable value greater than the amounts required to pay its respective debts (including a reasonable estimate of the amount of all contingent liabilities).

(j)    The Purchase Price and the adjustments thereto set forth in Exhibit A have been calculated by the GP in good faith taking into account all relevant information reasonably available to the GP as of March 8, 2022.

6.     Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Closing hereunder for a period of twelve (12) months.

7.    Sovereign Immunity; Eleventh Amendment. Notwithstanding anything to the contrary herein, the Seller has advised the Buyer that the Seller is an entity of the State of Texas and its contractual obligations hereunder may be limited or prohibited by Texas law (including Article III, Section 49 of the Texas Constitution), rule and regulation. In addition, to the extent the Seller is entitled to sovereign status or protection whether under Texas law (by comity or otherwise), the Eleventh Amendment to the Constitution of the United States of America, or both, the Seller hereby reserves all immunities, privileges, defenses, rights, or actions arising out of its sovereign status under Texas law (by comity or otherwise) or under the Eleventh Amendment to the Constitution of the United States of America, and no waiver of any such immunities, privileges, defenses, rights, or actions shall be implied or otherwise deemed to exist by reason of the Seller’s execution or delivery of this Agreement, or by reason of any express or implied provision herein, or any action or omission to act of the Seller or the Seller’s representatives or agents.

8.    Further Assurances. Following the Closing, each of the parties hereto shall execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

9.     Termination. This Agreement may be terminated at any time prior to the Closing (a) by the mutual written consent of Buyer and Seller or (b) by either Buyer or Seller if (i) a material breach of any provision of this Agreement has been committed by the other party and such material breach has not been cured within 30 days following receipt by the breaching party of written notice of such material breach, or (ii) the Closing does not occur on or before May 2, 2022; provided that the parties hereto agree that they shall be required to close if the closing conditions set forth herein have been satisfied as of the date of Closing (unless the parties mutually agree to delay Closing). Upon termination, all further obligations of the parties under this Agreement shall terminate without liability of any party to the other parties to this Agreement, except that no such termination shall relieve any party from liability for any fraud or willful breach of this Agreement.

10.     Specific Performance and Other Remedies. The parties hereto agree that if any of the provisions of this Agreement were not to be performed as required by their specific terms or were to be otherwise breached, irreparable damage will occur to the other party, no adequate remedy at law would exist and damages would be difficult to determine. Accordingly, the parties hereto acknowledge that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement by the other party or to specific performance of the terms hereof, without posting any bond and without proving that monetary damages would be inadequate, in addition to any other remedy at law or equity. Neither party shall oppose, argue, contend or otherwise be permitted to raise as a defense that an adequate remedy at law exists or that specific performance or equitable or injunctive relief is inappropriate or unavailable with respect to any breach of this Agreement.

11.     Expenses. All additional costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

12.     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the signature page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party, and (b) if the party giving the Notice has complied with the requirements of this Section.

13.     Entire Agreement. This Agreement constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

14.     Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party may assign any of its rights or obligations hereunder without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; provided, that Buyer may assign its rights under this Agreement to any of its affiliates.

15.     Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16.     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17.     Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.    Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without giving effect to any choice or conflict of law, provision, or rule. Courts of the State of Texas will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement. Each of the Buyer and the Seller consents to and agrees to submit to the jurisdiction of such courts. Venue in any such dispute will be laid in Travis County, Texas. Each of the Buyer and the Seller hereby waives and agrees not to assert any claim that (a) such party is not personally subject to the jurisdiction of such courts, (b) such party and such party’s property is immune from any legal process issued by such courts, or (c) any litigation commenced in such courts has been brought in an inconvenient forum. The obligations and liabilities of investor under the Applicable Agreements are subject to and governed by Texas law applicable to the Investor as a public pension fund and entity of the State of Texas including with respect to Investor’s power, authority and immunities.

19.    Confidentiality.

(a)    The parties hereto agree that the terms of this Agreement and all information exchanged pursuant hereto shall be kept confidential by the parties hereto and their representatives and not disclosed to any other person or entity without the prior written consent of the other party; provided, that Buyer may (i) issue a press release or have other investor communications in a manner reasonably consistent with past practices detailing the terms of this Agreement and the transactions contemplated hereby, which press release may be disseminated and publicly filed with applicable regulatory bodies and (ii) disclose such information (including filing this Agreement) to the extent required by applicable law, including securities laws, or the rules or policies of any securities exchange.

(b)    Notwithstanding Section 19(a), above, the Seller hereby advises the Buyer that the Seller is a “governmental body” subject to the provisions of the Texas Public Information Act, Tex. Gov’t Code, ch. 552 (as amended or modified from time to time, including any successor law, together with any regulations, rules, and judgments implementing the same, the “PIA”), and that information in the Seller’s records may be “public information” for purposes of the PIA that is subject to public access and disclosure in the manner provided in the PIA, unless a specific PIA exception is determined by a proper authority to apply to particular information. Accordingly, notwithstanding anything to the contrary in this Agreement, the Seller shall be relieved from any confidentiality obligation with respect to the transaction contemplated herein that would be in conflict with its obligations under the PIA, including actions taken in conformity with an opinion of the Attorney General of the State of Texas. For the avoidance of doubt, the Buyer acknowledges and agree that the Seller shall not be obligated to cooperate with the Buyer in connection with any disclosures required pursuant to the PIA.

20.    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

BUYER:

CAMDEN PROPERTY TRUST, a Texas
real estate investment trust

By: /s/ Alexander J. Jessett

Name: Alexander J. Jessett
Title: EVP – Chief Financial Officer

Address:	Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, Texas 77046
Attn: Alexander J. Jessett
email: ajessett@camdenliving.com

Copy to:

Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, Texas 77046
Attn: General Counsel
email: jlebar@camdenliving.com

SELLER:

TEACHER RETIREMENT SYSTEM OF
TEXAS, a public pension fund and public
entity of the State of Texas

By: /s/ Matt Halstead

Name: Matt Halstead
Title: Director

Address:

GENERAL PARTNER:

CAMDEN MULTIFAMILY VALUE ADD
FUND GP LLC, a Delaware limited
liability company

By: /s/ Alexander J. Jessett

Name: Alexander J. Jessett
Title: EVP – Chief Financial Officer

Address:	Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, Texas 77046
Attn: Alexander J. Jessett
email: ajessett@camdenliving.com

Copy to:

Camden Property Trust
11 Greenway Plaza, Suite 2400
Houston, Texas 77046
Attn: General Counsel
email: jlebar@camdenliving.com

Exhibit A

Illustration Showing Purchase Price (Agreed Cut-Off Date of March 8, 2022)

[See Attached]

Net Proceeds Calculation	
(calculated as of March 8, 2022)	**Co-Investment Fund**
Gross Asset Valuation	**$1,178,015,000**
Less: Florida Transfer & Related Tax	($725,000)
Adjusted Gross Asset Valuation	**$1,177,290,000**
Current Cash	$5,365,000
Other Assets	$705,000
Total Asset Valuation	**$1,183,360,000**
Payment to Brokers for BOVs	($1,100,000)
Secured Debt Face Value	($268,947,647)
Lines of Credit	$0
Mark on the Debt	($5,046,564)
Accounts Payable	($497,520)
Accrued Real Estate Taxes	($2,072,000)
Interest Payable	($652,000)
Other Accruals	($3,195,000)
Resident Security Deposits	($1,111,000)
Prepaid Rent	($874,000)
Due to GP and Affiliates	($1,757,000)
Total Liabilities	**($285,252,731)**
Total Value of Equity	**$898,107,269**
Texas Teachers %	$616,999,694
Camden %	$281,107,575
TRS Purchase Price Adjustment	$1,850,000
Texas Teachers Purchase Price	**$618,849,694**

Exhibit B

Form of Assignment

TEACHER RETIREMENT SYSTEM OF TEXAS, a public pension fund and public entity of the State of Texas (“Seller”), CAMDEN PROPERTY TRUST, a Texas real estate investment trust, or an affiliate designated thereby (“Buyer”) and CAMDEN MULTIFAMILY VALUE ADD FUND GP LLC, a Delaware limited liability company (the “GP”) have entered into that certain Second Amended and Restated Agreement of Limited Partnership (as amended, the “Partnership Agreement”) dated as of December 23, 2014 of CAMDEN MULTIFAMILY CO-INVESTMENT FUND, L.P., a Delaware limited partnership (the “Company”); as amended by that certain Amendment to Second Amended and Restated Agreement of Limited Partnership dated November 9, 2018 and as amended and supplemented in respect of Seller in accordance with that certain letter agreement dated as of December 23, 2014 and that certain bring-down letter agreement dated as of November 9, 2018 each entered into by and between Seller, the GP and Camden Multifamily Value Add Fund Advisor, LLC, a Delaware limited liability company (collectively, the “Side Letter”).

Pursuant to the Partnership Agreement, Seller holds a limited partnership interest in the Company (all Seller’s rights in respect of or related to such interest, including, without limitation, the Interest (as defined in the Partnership Agreement) and all Seller’s rights under and pursuant to the Partnership Agreement, but excluding, for the avoidance of doubt, all rights of the Seller set forth in the Side Letter, the “Interest”).

For value received, Seller hereby sells, assigns and transfers unto Buyer all of Seller’s right, title and interest in and to the Interest, free and clear of all Encumbrances (as such term is defined in the Agreement) and acknowledges that the Side Letter is hereby terminated and no party thereto has any further obligations under such Side Letter.

Dated as of: _______________________________

TEACHER RETIREMENT SYSTEM OF
TEXAS, a public pension fund and public
entity of the State of Texas

By

Name:
Title:

Exhibit C

CERTIFICATE OF FULFILLMENT OF CONDITIONS
TEACHER RETIREMENT SYSTEM OF TEXAS, a public pension fund and public entity of the State of Texas (“Seller”), CAMDEN PROPERTY TRUST, a Texas real estate investment trust, or an affiliate designated thereby (“Buyer”) and CAMDEN MULTIFAMILY VALUE ADD FUND GP LLC, a Delaware limited liability company have entered into that certain Interest Purchase Agreement, dated as of March 17, 2022 (the “Purchase Agreement”). The undersigned, as a duly authorized officer of Buyer, hereby certifies to Seller that: (i) the representations and warranties of Buyer in Section 5 of the Purchase Agreement are true and correct on and as of the Closing Date with the same effect as though made at and as of such date and (ii) Buyer has performed and complied in all material respects with all agreements and conditions required by the Purchase Agreement to be performed or complied with by it prior to or on the Closing Date.

Dated: __________ ___, 2022

BUYER:

CAMDEN PROPERTY TRUST, a Texas
real estate investment trust

By

Name: Alexander J. Jessett
Title: EVP – Chief Financial Officer

Exhibit D

CERTIFICATE OF FULFILLMENT OF CONDITIONS
TEACHER RETIREMENT SYSTEM OF TEXAS, a public pension fund and public entity of the State of Texas (“Seller”), CAMDEN PROPERTY TRUST, a Texas real estate investment trust, or an affiliate designated thereby (“Buyer”) and CAMDEN MULTIFAMILY VALUE ADD FUND GP LLC, a Delaware limited liability company have entered into that certain Interest Purchase Agreement, dated as of March 17, 2022 (the “Purchase Agreement”). The undersigned, as a duly authorized signatory of Seller, hereby certifies to Buyer that: (i) the representations and warranties of Seller in Section 4 of the Purchase Agreement are true and correct on and as of the Closing Date with the same effect as though made at and as of such date and (ii) Seller has performed and complied in all material respects with all agreements and conditions required by the Purchase Agreement to be performed or complied with by it prior to or on the Closing Date.

Dated: __________ ___, 2022

TEACHER RETIREMENT SYSTEM OF
TEXAS, a public pension fund and public
entity of the State of Texas

By

Name:
Title: